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                                                                EXHIBIT 10.25

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                         REVOLVING LOAN AGREEMENT WITH
                               SECURITY INTEREST
                ("CONTRATO DE APERTURA DE CREDITO REVOLVENTE DE
                             HABILITACION O AVIO")

                                 BY AND BETWEEN


              INDUSTRIAS CITRICOLAS DE MONTEMORELOS, S.A. DE C.V.
                                   "BORROWER"


                 GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V.
                                     "GISE"


                             AGROMARK, S.A. DE C.V.
                                   "AGROMARK"

                                      AND

              COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.
                      "RABOBANK NEDERLAND" NEW YORK BRANCH
                                     "BANK"



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                               TABLE OF CONTENTS

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                                 ARTICLE ONE

                                 DEFINITIONS                                  2


                                 ARTICLE TWO

                      TERMS AND CONDITIONS OF THE LOANS

SECTION 2.01     THE COMMITMENT . . . . . . . . . . . . . . . . . . . . . .  14
SECTION 2.02     USE OF THE ADVANCES. . . . . . . . . . . . . . . . . . . .  15
SECTION 2.03     ADVANCES . . . . . . . . . . . . . . . . . . . . . . . . .  15
SECTION 2.04     INTEREST . . . . . . . . . . . . . . . . . . . . . . . . .  16
SECTION 2.05     DEFAULT INTEREST . . . . . . . . . . . . . . . . . . . . .  16
SECTION 2.06     COMPUTATION OF INTEREST. . . . . . . . . . . . . . . . . .  17
SECTION 2.07     REPAYMENT OF ICMOSA LOANS. . . . . . . . . . . . . . . . .  17
SECTION 2.08     PROMISSORY NOTES . . . . . . . . . . . . . . . . . . . . .  17
SECTION 2.09     PLACE AND FORM OF PAYMENT. . . . . . . . . . . . . . . . .  17
SECTION 2.10     PAYMENTS DUE ON A DAY WHICH IS NOT
                 A BUSINESS DAY . . . . . . . . . . . . . . . . . . . . . .  18
SECTION 2.11     PREPAYMENTS OF ICMOSA LOANS. . . . . . . . . . . . . . . .  18
SECTION 2.12     AMOUNTS EXCEEDING LIMITS . . . . . . . . . . . . . . . . .  19
SECTION 2.13     TERMINATION OF THE RIGHT TO MAKE
                 ADVANCES. REDUCTION IN THE COMMITMENT. . . . . . . . . . .  19
SECTION 2.14     CALCULATION AND PAYMENT OF FEES. . . . . . . . . . . . . .  19
SECTION 2.15     PAYMENT OF FUNDING LOSSES. . . . . . . . . . . . . . . . .  20
SECTION 2.16     INCREASED COSTS. . . . . . . . . . . . . . . . . . . . . .  20
SECTION 2.17     CHANGE IN CIRCUMSTANCES. . . . . . . . . . . . . . . . . .  22
SECTION 2.18     LENDING OFFICE . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 2.19     TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . .  23


                                ARTICLE THREE

                             CONDITIONS PRECEDENT

SECTION 3.1      INITIAL CONDITIONS PRECEDENT . . . . . . . . . . . . . . .  24
SECTION 3.2      ADDITIONAL CONDITIONS. . . . . . . . . . . . . . . . . . .  26
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                           TABLE OF CONTENTS (CONT'D)

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                                 ARTICLE FOUR

                        REPRESENTATIONS AND WARRANTIES

SECTION 4.01     ORGANIZATION AND AUTHORITY . . . . . . . . . . . . . . . . 27
SECTION 4.02     VALIDITY, AUTHORIZATION, AND
                 NO CONFLICT  . . . . . . . . . . . . . . . . . . . . . . . 27
SECTION 4.03     NO PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . 28
SECTION 4.04     NO APPROVALS . . . . . . . . . . . . . . . . . . . . . . . 28
SECTION 4.05     NO DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . 28
SECTION 4.06     ADVERSE CIRCUMSTANCES. . . . . . . . . . . . . . . . . . . 28
SECTION 4.07     TAX RETURNS AND PAYMENTS . . . . . . . . . . . . . . . . . 29
SECTION 4.08     FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . 29
SECTION 4.09     ACCURACY OF DISCLOSURES. . . . . . . . . . . . . . . . . . 29
SECTION 4.10     PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . 30
SECTION 4.11     EXISTING INDEBTEDNESS  . . . . . . . . . . . . . . . . . . 30
SECTION 4.12     REAL ESTATE. . . . . . . . . . . . . . . . . . . . . . . . 30
SECTION 4.13     INVENTORY LOCATION . . . . . . . . . . . . . . . . . . . . 30
SECTION 4.14     INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . 30
SECTION 4.15     ENVIRONMENTAL REQUIREMENTS . . . . . . . . . . . . . . . . 31
SECTION 4.16     LABOR MATTERS. . . . . . . . . . . . . . . . . . . . . . . 31
SECTION 4.17     SOLVENCY . . . . . . . . . . . . . . . . . . . . . . . . . 31
SECTION 4.18     TRADEMARKS, COPYRIGHTS, PATENTS
                 AND LOGOS  . . . . . . . . . . . . . . . . . . . . . . . . 31


                                 ARTICLE FIVE

                            AFFIRMATIVE COVENANTS

SECTION 5.01     PAYMENT OF THE ICMOSA OBLIGATIONS. . . . . . . . . . . . . 32
SECTION 5.02     AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . 32
SECTION 5.03     USE OF THE ADVANCES. . . . . . . . . . . . . . . . . . . . 32
SECTION 5.04     BOOKS AND RECORDS; INSPECTION. . . . . . . . . . . . . . . 33
SECTION 5.05     NOTICE OF DEFAULT. . . . . . . . . . . . . . . . . . . . . 33
SECTION 5.06     MAINTENANCE OF EXISTENCE, APPROVALS
                 AND LICENSES . . . . . . . . . . . . . . . . . . . . . . . 33
SECTION 5.07     COMPLIANCE WITH LAWS, MATERIAL
                 AGREEMENTS, AND LICENSES . . . . . . . . . . . . . . . . . 33
SECTION 5.08     MAINTENANCE OF ASSETS AND INSURANCE. . . . . . . . . . . . 34
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                           TABLE OF CONTENTS (CONT'D)


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SECTION 5.09     FINANCIAL STATEMENTS, BORROWING BASE
                 CERTIFICATE AND OTHER INFORMATION . . . . . . . . . . . . 34
SECTION 5.10     PAYMENT OF DEBTS. . . . . . . . . . . . . . . . . . . . . 36
SECTION 5.11     PAYMENT OF TAXES AND LIABILITIES. . . . . . . . . . . . . 36
SECTION 5.12     CLAIMS AND ACTIONS. . . . . . . . . . . . . . . . . . . . 37
SECTION 5.13     MAINTENANCE OF CHIEF EXECUTIVE
                 OFFICE  . . . . . . . . . . . . . . . . . . . . . . . . . 37
SECTION 5.14     OTHER NOTICES . . . . . . . . . . . . . . . . . . . . . . 37
SECTION 5.15     ENVIRONMENTAL REQUIREMENTS. . . . . . . . . . . . . . . . 38
SECTION 5.16     ADDITIONAL DOCUMENTS. . . . . . . . . . . . . . . . . . . 38

                                 ARTICLE SIX

                              NEGATIVE COVENANTS

SECTION 6.01     LIENS . . . . . . . . . . . . . . . . . . . . . . . . . . 38
SECTION 6.02     LIQUIDATION, MERGER, CONSOLIDATION,
                 ACQUISITION . . . . . . . . . . . . . . . . . . . . . . . 38
SECTION 6.03     ISSUANCE OF SHARES. . . . . . . . . . . . . . . . . . . . 39
SECTION 6.04     DISCOUNT OF RECEIVABLES . . . . . . . . . . . . . . . . . 39
SECTION 6.05     SALE OF ASSETS. . . . . . . . . . . . . . . . . . . . . . 39
SECTION 6.06     TRANSACTIONS ON FAVORABLE TERMS . . . . . . . . . . . . . 39
SECTION 6.07     CONFLICTING AGREEMENTS. . . . . . . . . . . . . . . . . . 39
SECTION 6.08     CHANGE IN BUSINESS. . . . . . . . . . . . . . . . . . . . 40
SECTION 6.09     ACCOUNTING PRACTICES. . . . . . . . . . . . . . . . . . . 40
SECTION 6.10     MANAGEMENT CHANGES. . . . . . . . . . . . . . . . . . . . 40


                                ARTICLE SEVEN

                              EVENTS OF DEFAULT

SECTION 7.1      EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . 40
SECTION 7.2      MATURITY OF ICMOSA OBLIGATIONS AND OTHER
                 RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . 43
SECTION 7.3      ENFORCEMENT OF RIGHTS . . . . . . . . . . . . . . . . . . 43
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                           TABLE OF CONTENTS (CONT'D)

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                                ARTICLE EIGHT

                         SECURITY INTEREST. GUARANTEE

SECTION 8.1      SECURITY INTEREST . . . . . . . . . . . . . . . . . . . . 44
SECTION 8.2      GUARANTEE . . . . . . . . . . . . . . . . . . . . . . . . 45

                                 ARTICLE NINE

                                MISCELLANEOUS

SECTION 9.01     WAIVERS AND MODIFICATIONS . . . . . . . . . . . . . . . . 47
SECTION 9.02     CUMULATIVE RIGHTS . . . . . . . . . . . . . . . . . . . . 47
SECTION 9.03     CONFLICTING PROVISIONS. . . . . . . . . . . . . . . . . . 58
SECTION 9.04     SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . 58
SECTION 9.05     INDEPENDENT COVENANTS . . . . . . . . . . . . . . . . . . 58
SECTION 9.06     CONSTRUCTION. . . . . . . . . . . . . . . . . . . . . . . 58
SECTION 9.07     SURVIVAL. . . . . . . . . . . . . . . . . . . . . . . . . 58
SECTION 9.08     FORM OF DOCUMENTS . . . . . . . . . . . . . . . . . . . . 49
SECTION 9.09     PARTIES BOUND AND ASSIGNMENT OF THE
                 BORROWER'S INTEREST . . . . . . . . . . . . . . . . . . . 49
SECTION 9.10     EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . 49
SECTION 9.11     NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . 50
SECTION 9.12     GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . 50
SECTION 9.13     JURISDICTION. . . . . . . . . . . . . . . . . . . . . . . 50
SECTION 9.14     DOCUMENTATION . . . . . . . . . . . . . . . . . . . . . . 51
SECTION 9.15     COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . 51
SECTION 9.16     REGISTRATION. . . . . . . . . . . . . . . . . . . . . . . 51
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                           TABLE OF CONTENTS (CONT'D)



                                    EXHIBITS


EXHIBIT "A"               AUTHORIZED OFFICERS LIST

EXHIBIT "B"               BORROWING BASE CERTIFICATE

EXHIBIT "C"               PROMISSORY NOTES

EXHIBIT "D"               ADVANCE NOTICE

EXHIBIT "E"               EXISTING INDEBTEDNESS/CLAIMS,
                          LAWSUITS

EXHIBIT "F"               REAL ESTATE LIST/PLANTS AND
                          WAREHOUSES/TRADEMARKS LIST

EXHIBIT "G"               COLLECTIVE BARGAINING AGREEMENTS

EXHIBIT "H"               PLEDGE AGREEMENT

EXHIBIT "I"               INVENTORY CERTIFICATE

EXHIBIT "J"               LIST OF ACCOUNT DEBTORS

EXHIBIT "K"               NOTICE TO ACCOUNT DEBTORS

EXHIBIT "L"               APPLICABLE MARGIN CERTIFICATE

EXHIBIT "M"               GROUP GUARANTY
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                                                                               1


REVOLVING LOAN AGREEMENT WITH SECURITY INTEREST ("CONTRATO DE APERTURA DE CREDITO REVOLVENTE DE HABILITACION O AVIO") ENTERED INTO THIS 10 DAY OF APRIL, 1997, BY AND BETWEEN INDUSTRIAS CITRICOLAS DE MONTEMORELOS, S.A. DE C.V., A MEXICAN CORPORATION (THE "BORROWER"), AND GRUPO INDUSTRIAL SANTA ENGRACIA, S.A. DE C.V., A MEXICAN CORPORATION ("GISE"), AGROMARK, S.A. DE C.V., A MEXICAN CORPORATION ("AGROMARK"), AND COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND" NEW YORK BRANCH, A BANKING INSTITUTION ORGANIZED AND EXISTING UNDER THE LAWS OF THE KINGDOM OF THE NETHERLANDS ("BANK").

                              W I T N E S S E T H:

WHEREAS, the Borrower is a commercial corporation, duly organized and existing under the laws of the United Mexican States ("Mexico"), with legal capacity to enter into this Agreement, to execute the Promissory Notes (as defined herein) and to perform and observe the terms and conditions hereof and thereof.

WHEREAS, Gise is a commercial corporation, duly organized and existing under the laws of Mexico, with legal capacity to enter into this Agreement, to guarantee ("por aval") the Promissory Notes and to perform and observe the terms and conditions hereof and thereof.

WHEREAS, AgroMark is a commercial corporation, duly organized and existing under the laws of Mexico, with legal capacity to enter into this Agreement, to guarantee ("por aval") the Promissory Notes and to perform and observe the terms and conditions hereof and thereof.

WHEREAS, the Borrower, Gise and AgroMark are engaged in the business of growing, processing, marketing and distribution of citrus and tropical fruit in Mexico.

WHEREAS, The UniMark Group, Inc. ("Group"), a holding corporation organized and existing under the laws of the State of Texas, United States of America ("United States"), is the parent of and owns, in the case, of UniMark Foods, Inc. ("UniMark"), a corporation organized and existing under the laws of the State of Texas, United States, 100% of its issued and outstanding capital stock and, in the case of Borrower, Gise and AgroMark the majority of their respective issued and outstanding capital stock.

WHEREAS, UniMark and Gise are currently indebted to Bank for separate amounts of working capital needed for their respective operations in United States and in Mexico and the separate
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                                                                               2

indebtedness of each company is secured by respective assets of each.

WHEREAS, the Borrower has requested that the Bank make credit available to it in an aggregate principal amount not exceeding U.S. $7,500,000, in order to finance its working capital needs and the purchase by the Borrower of unprocessed material related to its operations.

WHEREAS, the Bank is prepared to grant the Borrower such loan upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and of the terms, conditions, representations and warranties set forth herein, the parties hereby agree as follows:

                                  ARTICLE ONE

                                  DEFINITIONS

The following terms (except as otherwise expressly provided) for all purposes of this Agreement shall have the respective meanings hereinafter specified:

"Borrower"       means Industrias Citricolas de Montemorelos, S.A. de C.V.

"Current Assets"          means those assets which would be reflected on a
balance sheet prepared in accordance with GAAP as "current assets" but excluding (i) all accounts receivable with respect to goods or services which were delivered or performed at least 90 (ninety) days prior to the date of determination unless appropriate reserves have been made for such "over 90 day" accounts receivable in the bad debt reserve; and (ii) Intangible Assets which have been classified as current assets.

"Intangible Assets"               means those assets of a Person which are (i)
deferred assets, other than prepaid insurance and prepaid taxes; (ii) patents, copyrights, trademarks, trade names, licenses, permits, franchises, goodwill, experimental and research and development expenses, and other similar intangibles; (iii) unamortized debt discount and expense; and (iv) notes and receivables due from Affiliates of such Person or officers, directors or employees of such Person or Affiliates of such Person.

"Affiliate",     of any specified Person, means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. "Control" means the power to direct the management and policies of such Person directly or indirectly,
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                                                                               3


whether through the ownership of equity, by contract or otherwise; and the terms "controls", "controlling", and "controlled" have meanings correlative to the foregoing.

"AgroMark"       means AgroMark, S.A. de C.V.

"Capital Lease" means any lease of real or personal property which would be capitalized on a balance sheet prepared in accordance with GAAP and, in any event, includes any lease which is in substance a financing lease.

"Governmental Authority"          means any nation or government, any federal,
state, local, or other political subdivision thereof, any department, commission, board, bureau, agency, public authority, instrumentality, court, or other entity exercising executive, legislative, judicial, regulatory, or administrative functions of government.

"Advance Notice"           means a notice given by the Borrower to the Bank,
signed by an Authorized Officer, pursuant to section 2.03 hereof.

"Bank"   means Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. "Rabobank
Nederland", New York Branch, a federally licensed branch of a Netherlands cooperative banking organization, its successors and assigns.

"Borrowing Base"                as of any date of determination, means an amount
equal to the sum of (i) 85% (eighty five percent) of the face amount expressed in Dollars of Eligible Accounts (net of maximum discounts, offsets, credits, retainings and any other amounts deferred with respect thereto), plus (ii) 60% (sixty percent) of the value expressed in Dollars of Eligible Inventory (determined in accordance with GAAP), plus (iii) the balance of the Cash Collateral, minus (iv) any outstanding amount owed to Japanese suppliers of packaging materials and minus (v) the Icmosa Loans.

"Event of Default"        means any event specified in section 7.1 hereof.

"Working Capital"         means the amount by which Current Assets exceed
Current Liabilities.

"Borrowing Base Certificate"               means a certificate substantially in
the form of Exhibit "B" of this Agreement.

"Applicable Margin Certificate"            means a certificate substantially in
the form of Exhibit "L" of this Agreement, evidencing the agreement of the Borrower and the Bank on the Applicable Margin for any particular Advance, other than the Initial Advance.

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                                                                               4


"Inventory Certificate"           means a certificate signed by an Authorized
Officer of the Borrower certifying (i) that the corresponding Advance has been used to finance the purchase of Inventory described therein and (ii) that such Inventory has been stored in the Plants and/or Warehouses, substantially in the form of Exhibit "I" of this Agreement.

"Commitment"     means the obligation of the Bank to make Advances pursuant to the terms and conditions of this Agreement in an aggregate principal amount up to but not exceeding U.S. $7,500,000.00 Dollars (SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS CURRENCY OF THE UNITED STATES OF AMERICA), or such lesser amount as may be determined at all times pursuant to the provisions hereof.

"Condition Precedent"     means any of the conditions specified in sections 3.1
and 3.2 hereof.

"Agreement"      means this Revolving Loan Agreement with Security Interest
("Contrato de Apertura de Credito Revolvente de Habilitacion o Avio") and any modification, renewal or amendment hereof.

"Gise Revolving Loan Agreement"   means the Revolving Loan Agreement with
Security Interest ("Contrato de Apertura de Credito Revolvente de Habilitacion o Avio") dated April 10, 1997, executed by Gise, the Bank and the other parties named therein.

"UniMark Revolving Credit Agreement"       means the Revolving Credit Agreement
dated February 12, 1997, executed by UniMark, Group, the Bank and the other parties named therein.

"Pledge Agreement"                means the Pledge Agreement of even date
herewith executed by the Pledgors and the Bank, substantially in the form of Exhibit "H" attached hereto, as it may be amended from time to time.

"Icmosa Loan"    means the aggregate unpaid principal amount of all Advances made pursuant to the terms hereof.

"Eligible Accounts"               means each account owed to the Borrower other
than the following types of accounts which:

         (i) are due or unpaid more than 60 (sixty) days after the shipment date;

         (ii) arise out of a sale not made in the ordinary course of the business of the Borrower;

         (iii) arise out of a sale to a Person which is an Affiliate of the Borrower or controlled by an Affiliate of the Borrower;
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                                                                               5

         (iv) fail to meet or violates any warranty, representation, or covenant contained in this Agreement or in any other Icmosa Loan Document;

         (v)     are subject to any claim, defense, or setoff by the Account
Debtor;

         (vi) are to the United States or any department, agency or instrumentality thereof, unless the Borrower assigns its right to payment of such account to the Bank;

         (vii) are to an Account Debtor (A) which has filed a petition for bankruptcy or any other petition for relief under the "Ley de Quiebras y de Suspension de Pagos" of Mexico or any similar statute in any other country, or made an assignment for the benefit of creditors, or (B) against which any petition or other application for relief under the "Ley de Quiebras y de Suspension de Pagos" of Mexico or any similar statute in any other country has been filed, or (C) which has failed, suspended its business operations, become insolvent, suffered a receiver or a trustee to be appointed for any of its assets of affairs, or is generally failing to pay its debts as they become due;

         (viii) are on a bill-and hold, guaranteed sale, sale-and-return, sale on approval, consignment, or any other repurchase or return basis;

         (ix) are ones for which the Bank believes, in the exercise of its reasonable credit judgment, collection is insecure or that such accounts may not be paid by reason of the Account Debtor's financial inability to pay;

         (x) are for goods which have not been shipped and delivered to and accepted by the Account Debtor, or are for services which have not been performed by the Borrower and accepted by the Account Debtor;

         (xi) exceed a credit limit determined by the Bank in the exercise of its reasonable credit judgment or determined by the Bank at any time or times hereinafter, in which case such account(s) shall be ineligible to the extent such account(s) exceed(s) such limit;

         (xii) are ones with respect to which the Bank does not have a senior, perfected security interest or is subject to a Lien;

         (xiii)  are not payable in Dollars;

         (xiv)   are to an Account Debtor to whom 50% (fifty percent) or more of the outstanding invoices issued to such Account Debtor are ineligible hereunder;
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                                                                               6

         (xv) are contra accounts payable to an Account Debtor of the Borrower;

         (xvi) are accounts which are ineligible in the sole opinion of the Bank; or

         (xvii)  are to an Account Debtor located within the Mexican Republic.

"Accounts Receivable"     means any and all instruments, chattel paper,
accounts receivable or letters of credit evidencing, representing, arising out of or existing with respect to, relating to, securing or otherwise supporting the payment of the Inventory Processed Products.

"Account Debtor"          means any and all obligors under the Accounts
Receivable.

"Business Day"            means any day other than a Saturday, Sunday, any day
on which banking institutions are permitted or required by law, executive order or governmental decree to remain closed in the City of New York or in Mexico and, with respect to any Interest Period or any information relating to the Libor Base Rate, any day on which dealings in Dollar deposits occur in the London interbank market and banks are open for business in London.

"Advance"                 means each sum disbursed by the Bank to the Borrower
pursuant to section 2.03 of this Agreement, including the Initial Advance.

"Initial Advance"         means the sum disbursed by the Bank to the Borrower
pursuant to section 2.03 a) of this Agreement

"Icmosa Loan Documents"   means this Agreement, the Promissory Notes, the
Pledge Agreement, the Group Guaranty, each Notice of Advance, each Borrowing Base Certificate, each Inventory Certificate, each Applicable Margin Certificate and all other agreements between the Borrower or other Obligated Party and the Bank (other than the Gise Revolving Loan Agreement), executed pursuant to or in connection with the transaction contemplated hereby, and all other documents specified in, required by, and executed pursuant to the terms hereof and all modifications, renewals, amendments and supplements of any of the foregoing.

"Dollars" and "U.S.$"     mean the lawful currency of the United States.

"Indebtedness"            as applied to any Person means all liabilities,
obligations, and indebtedness of such Person, including, without limitation,
(i) all indebtedness for borrowed money of such Person or for the deferred purchase price of property acquired by, or services rendered to, such Person;
(ii) all indebtedness of such Person created or arising under any
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                                                                               7


conditional sale or other title retention agreement with respect to any property acquired by such Person; (iii) any obligation under any Capital Lease of such Person; (iv) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any Lien upon or in any property owned by such Person whether or not such Person has assumed or become liable for the payment of such indebtedness for borrowed money; (v) indebtedness of such Person arising in connection with surety or other similar bonds; (vi) obligations of such Person in respect of banker's acceptances;
(vii) the undrawn maximum face amount of all outstanding letters of credit issued for the account of such Person and, without duplication, the outstanding amount of all drafts drawn thereunder; (viii) obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, or other interest or exchange rate hedging agreements; (ix) all liabilities of such Person in respect of unfounded vested benefits under any employee benefit plan; (x) all indebtedness of such Person under profit payment agreements or in respect of agreements to redeem, repurchase, or exchange securities or to pay any dividends; (xi) all obligations of such Person to purchase debt (or any security therefor) of another, or to maintain net worth or Working Capital or other balance sheet conditions; (xii) all liabilities of such Person evidenced by debentures, bonds, and similar instruments; (xii) and guaranties and similar arrangements by such Person of indebtedness described in clauses (i) through (xi) and in clause (xiii) of this definition of any other person other than endorsements in the ordinary course of business of negotiable instruments for deposits or collection; and (xiv) the obligations arising under non-cancelable operating leases, but limited to an amount equal at any time to the total amount of payments made on such leases in the immediately previous accounting month multiplied by 12 (twelve) and the product thereof then multiplied by 5 (five).

"Financial Statements"    means the balance sheet, income statement and such
other supplementary statements (including the notes thereto) as may be prepared in conjunction therewith.

"United States" or "U.S."         means the United States of America.

"Effective Date"          means the date upon which the Conditions Precedent
set forth in section 3.1 of this Agreement shall have been satisfied.

"Interest Payment Date"   means, with respect to each Advance, the Principal
Payment Date of such Advance.

"Principal Payment Date"          means, with respect to each Advance, 150 (one
hundred and fifty) calendar days after the date such Advance is made.

"Guarantee"      means the guarantee provided in section 8.2 of this Agreement.

"Authorized Officer"      means any officer of the Borrower or of the
Guarantors or of Group who is empowered to act on behalf of the Borrower or the Guarantors or Group in accordance with their corresponding corporate documents and applicable law provisions. A list of the names and titles and specimen signatures of the Authorized Officers is attached hereto as Exhibit "A".

"GAAP"   means those accounting principles applied on a consistent basis generally accepted from time to time in the certified public accounting profession of the United States (including those set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or statements of the Financial Accounting Standards Board which may be applicable at the time in question); and "applied on a consistent basis" means that the accounting principles observed in the period covered by any report required under the terms of this Agreement are compatible in all material respects with those applied in any preceding period and report.

"Guarantor"      means each of Gise and AgroMark (collectively, the
"Guarantors").

"Pledgors"       means Group, Rafael Vaquero Bazan and Jose Maria Martinez
Brohez.

"Collateral"     means all property and rights which are subject to any
security interest granted under any Icmosa Loan Documents or any other security agreement, deed of trust, mortgage, hypothecation, financing statement or any other document, agreement or instrument delivered to the Bank by any Person to secure payment of the Icmosa Obligations, and including, without limitation:
(i) accounts, including, without limitation, any right of each Obligated Party to payment for goods sold or leased or for services rendered, which right is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance; (ii) the Inventory, Inventory of Products in Process and Inventory Processed Products, including, without limitation, all goods, merchandise, and other personal property of each Obligated Party furnished under any contract of service or intended for sale or lease, including all raw materials, work in process, finished goods and materials and supplies of any kind, nature, or description, that are used or consumed by such Obligated Party's business, or are or might be used in connection with the manufacture, packing, shipping, advertising, selling, or finishing of such goods, merchandise, and other personal property, all goods consigned by or to such Obligated Party, and all returned or repossessed goods now or at any time or times hereafter in the possession or under the control of each Obligated Party;
(iii) Accounts Receivable, including, without limitation, all invoices, billing statements and similar documents evidencing or relating to the Accounts Receivable; (iv) the stock certificates representing 100% of the issued and outstanding capital stock of each Obligated Party; (v) all of the books and records of each Obligated Party relating to the foregoing; (vi) all proceeds, products, additions to, substitutions and replacements for, models, conversions, and accessions of, any and all Collateral; and (vii) all of the foregoing, whether now existing or hereafter acquired or arising, or in which any Obligated Party now has or may have or hereafter acquire any rights.

"Group Guaranty"          means the Guaranty in the form of Exhibit "M" hereto,
dated as of the date hereof, executed and delivered by Group, as it may be amended from time to time.

"Cash Collateral"         means, at any time, the Dollar amount held by the
Bank as security for the Icmosa Loans and all other obligations of Borrower hereunder.

"Gise"   means Grupo Industrial Santa Engracia, S.A. de C.V.

"Lien"   means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, lien (statutory or otherwise), conditional sale, or other title retention arrangement, Capital Lease, writ of attachment, writ of sequestration, or like or similar writ or any other encumbrance of any nature whatsoever, whether voluntary or arising by agreement, under any statute or law, or otherwise.

"Group"     means The UniMark Group, Inc.

"Taxes"     shall have the meaning given thereto in section 2.19 of this
Agreement.

"Default"                 means an Event of Default, without regard to whether
any requirement for notice or lapse of time, or both, or any other condition has been satisfied.

"Inventory"      means all the unprocessed material mentioned in section 2.02 of this Agreement, purchased by the Borrower in the usual course of business with any Advance made pursuant to the terms and conditions of this Agreement.

"Eligible Inventory"      means all Inventory Processed Products of the
Borrower stored at the Plants and/or Warehouses, with respect to which the Bank has a senior, perfected security interest.

"Inventory of Products in Process"                 means the work in process
Inventory, produced by the Borrower within its ordinary course of business.

"Inventory Processed Products"    means the Inventory processed by the Borrower
within its ordinary course of business, to be sold to any Account Debtor.

"Applicable Margin"               means, with respect to any particular
Advance, other than the Initial Advance, the number set forth in the Applicable Margin Certificate with respect to such Advance.

"Applicable Margin of the Initial Advance"         means 2.25% (two and one
quarter percent) per annum.

"Mexico"      means the United Mexican States.

"Icmosa Obligations"              means, without limitation, the sum of the
Icmosa Loans and all other Indebtedness, loans, advances, including any future advances, interest, indebtedness, notes, liabilities, and amounts, liquidated or unliquidated, direct or indirect, matured or unmatured, joint or several, fixed or contingent, owing by the Borrower or any other Obligated Party pursuant to or arising under the terms of any of the Icmosa Loan Documents to the Bank at any time of every kind, nature, and description, whether secured or unsecured, including any extensions, modifications, renewals thereof, and substitutions therefor, and includes any obligation of the Borrower due to third persons, firms, or corporations which have been endorsed, assigned, or otherwise acquired by the Bank, whether now existing or hereafter contracted, all sums owed under the Icmosa Loan Documents, and all expenses required to be paid by the Borrower or any other Obligated Party pursuant to the terms hereof or any of the other Icmosa Loan Documents (including without limitation, expenses incurred in any proceeding brought or threatened to enforce payment of any of the obligations referred to herein, and to maintain, preserve, and collect upon any Collateral and taxes, assessments, insurance premiums, rents, repairs, other charges, reasonable attorney's fees and legal expenses, and any other costs of protection, repossession, enforcement, or sale of any of any Collateral).

"Lending Office"          means the office of the Bank (or its Affiliate)
designated for such type of Advance from time to time in accordance with the terms hereof.

"Promissory Note"         means each of the promissory notes signed and
delivered by the Borrower to the Bank and guaranteed "por aval" by the Guarantors and by Group evidencing the obligation of the Borrower to pay to the Bank the principal amount of an Advance and the corresponding interest, in the form attached hereto as Exhibit "C".

"Obligated Party"         means each of the Borrower and the Guarantors.

"Current Liabilities"     means those liabilities which would be reflected on a
balance sheet prepared in accordance with GAAP as "current liabilities".

"Interest Period"         means each period used for the calculation of
interest on the principal outstanding amount of each Advance, provided, that:

         (i) the first Interest Period for each Advance shall commence from and including the date on which the Advance is made and shall end five months later;

         (ii) the subsequent Interest Periods shall begin on the last day of the previous Interest Period and shall end five months later;

         (iii) any Interest Period in force during any Principal Payment Date shall end on such Principal Payment Date; and

         (iv) if an Interest Period would end on a day that is not a Business Day, the Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would be in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

"Consequential Loss"      means any loss, cost, or expense incurred by the Bank
because the Borrower pays any Advance prior to the last day of its Interest Period and includes, without limitation, the amount (if any) by which (i) the interest which would have been payable on the prepaid amount had it not been paid prior to the last day of the Interest Period exceeds; and (ii) the interest earned to the extent the Bank is able to redeposit the prepaid amount for the balance of such Interest Period and also includes all expenses and penalties incurred by the Bank in so redepositing such sum.

"Person"         means any individual, corporation, association, limited
liability corporation, trust, joint stock company, unincorporated association, joint venture, or any other entity and any Governmental Authority.

"Plants and/or Warehouses"        means any of the processing facilities and
warehouses owned or leased by the Borrower set forth with respect to the Borrower in Exhibit "F" hereto, as it may be amended from time to time.

"Solvency"       means as of any time of determination with respect to a Person
(i) the fair market value of its assets exceeds the amount of its liabilities (including contingent liabilities), (ii) the present fair saleable value of its assets exceeds the probable liability on existing debts as they become due,
(iii) such Person is then able and expects to be able to pay its debts (including contingent liabilities) as they become due, and (iv) such Person has and expects to have sufficient capital (having due regard for the prevailing practice in the industry in which it is engaged) to carry on its business as conducted or proposed to be conducted.

"LIBOR Base Rate"         means for the relevant Interest Period the rate of
interest mentioned at the display of the London Interbank Offered Rates of major banks for Eurodollar Deposits designated as page "LIBO" on the Reuters Monitor Money Rates Services (or such other page as may replace the LIBO page for the purpose of displaying such London Interbank Offered Rates for Eurodollar Deposits) at 11:00 a.m. London, England) time (two) Business Days prior to the commencement of the relevant Interest Period for a period of time equal or comparable to and commencing on such Interest Period and in an amount equal or comparable to the Advance to be disbursed or outstanding during such Interest Period.

"Default Rate"            means a rate per annum equal to 3% (three percent)
per annum plus the LIBOR Base Rate plus (i), for the Initial Advance and for any fee and other amounts specified in this Agreement due and not paid to the Bank, the Applicable Margin of the Initial Advance or (ii), for any other Advance, the Applicable Margin.

"UniMark"                 means UniMark Foods, Inc.

                                  ARTICLE TWO

                    TERMS AND CONDITIONS OF THE ICMOSA LOANS


2.01 The Commitment. Subject to the terms and conditions of this Agreement, the Bank agrees to open in favor of the Borrower a revolving credit to be disbursed in one or more Advances, from time to time, up to but not exceeding the amount of U.S.$7,500,000.00 Dollars (SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS CURRENCY OF THE UNITED STATES OF AMERICA), in the understanding that such amount does not include interest or any other amount than the principal, which the Borrower is bound to pay to the Bank pursuant to the terms of this Agreement.

Subject to the terms and conditions of this Agreement, the Borrower may re-borrow amounts repaid or prepaid, in the understanding that, the aggregate amount of the Advances outstanding at any time shall not exceed the amount specified in the above mentioned paragraph. No Icmosa Loan or any part of any Icmosa Loan shall be prepaid except at the times and in the manner expressly provided herein.


2.02             Use of the Advances.      The Borrower shall use all the
Advances made pursuant to this Agreement to finance, in the usual course of business, the purchase of the following products: (i) orange, white and pink grapefruit for its processing and canned fruit line, (ii) mango, grapefruit, pineapple, papaya, orange for its processing and chilled fruit line, (iii) melon, mango, orange and grapefruit for its processing cryogenic individual quick freeze line, (iv) avocado, tomato, parsley, onion and hot pepper for its processing and refrigeration line and in general, all citrus and tropical fruits, which would be processed within the above mentioned lines (collectively, the "Inventory"). The Borrower shall furnish the Bank the Inventory Certificate, as evidence for such use.


2.03             Advances.                 The Borrower may, from the Effective
Date and from time to time, request an Advance by delivering to the Bank an Advance Notice, prepared substantially in the form of Exhibit "D" hereto. Subject to the terms and conditions of this Agreement, the Bank will disburse the Advances during any Business Day, provided that:

         (a) the Initial Advance will be disbursed 4 (four) Business Days after the date on which the Bank receives from the Borrower the first Advance Notice, stating that all the Conditions Precedent have been fulfilled;

         (b) each of the subsequent Advances will be disbursed 4 (four) Business Days after the date on which the Bank receives from the Borrower an Advance Notice;

         (c)     the Bank has received a Promissory Note;

         (d)     the Bank has received an Applicable Margin Certificate;

         (e) each Notice of Advance shall specify (i) the amount of the Advance; (ii) the description of the Inventory to be purchased by the corresponding Advance; (iii) the location of the corresponding Plant and/or Warehouses where such Inventory will be stored; (iv) the Borrower's disbursement instructions; and (v) the Applicable Margin for the corresponding Advance;

         (f) the total amount of the Advances, at any time shall not exceed the lesser of the Commitment or Borrowing Base;

         (g) each Advance shall be in a minimum amount of U.S. $100,000 Dollars (ONE HUNDRED THOUSAND DOLLARS CURRENCY OF THE UNITED STATES OF AMERICA) or in integral multiples thereof.


The Advance Notices delivered to and received by the Bank will be irrevocable and binding to the Borrower. The Borrower therefore, hereby agrees to indemnify the Bank for any expenses or losses incurred by the Bank if for any cause not attributable to the

Bank any Advance requested in an Advance Notice is not made within the 4 (four) days following the date of said Advance Notice.


2.04             Interest.

(a) The Borrower shall pay to the Bank on each Interest Payment Date interest on the principal outstanding amount of the Initial Advance during each Interest Period at an annual rate equal to the LIBOR Base Rate plus the Applicable Margin to the Initial Advance and

(b) The Borrower shall pay to the Bank on each Interest Payment Date, interest on the principal outstanding amount of each Advance other than the Initial Advance, during each Interest Period at an annual rate equal to the LIBOR Base Rate plus the Applicable Margin.


2.05             Default Interest.         If any Advance under this Agreement
or any principal amount hereunder or under any Icmosa Loan Document is not paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the Borrower shall pay to the Bank default interest on the unpaid amount, during the period from and including the date immediately following such due date to and including the date of payment of said amount in full, at the applicable Default Rate.


2.06             Computation of Interest.          Interest shall be calculated
on the exact number of calendar days elapsed on the basis of a 360 day year, including the first day, but excluding the last. Interest on each Advance shall accrue under this Agreement from and including the date of disbursement of each Advance until such Advance is paid in full.


2.07             Repayment of Icmosa Loans.                 The Borrower shall
repay to the Bank the full principal amount of each Advance on each Principal Payment Date or such earlier date on which the Icmosa Obligations have been declared due and payable in accordance with the terms hereof.


2.08             Promissory Notes.         The obligations of the Borrower to
pay to the Bank the principal amount of any Advance and the corresponding interest shall be evidenced by Promissory Notes duly signed by an Authorized Officer of the Borrower in favor of the Bank and guaranteed "por aval" by the Guarantors and by Group, which shall be dated the date of each Advance, shall be payable to the order of the Bank at the offices of the Bank specified in signature page hereof and shall bear interest in accordance with the terms thereof.

2.09             Place and Form of Payment.

(a) All payments to be made to the Bank hereunder shall be made at the principal offices of the Bank at New York City, New York, United States, in U.S. Dollars in immediately available funds not later than 11.00 a.m., New York time, the day the payment is due, and any payment made after such time shall be deemed made on the next Business Day.

(b) Any payments made to the Bank hereunder or in any Icmosa Loan Document will be applied first against costs, losses, expenses and indemnities due hereunder; then against fees due, if any; then against default interest due, if any; then against interest due on the Icmosa Loan; and thereafter against the principal amount of the Icmosa Loan.

(c) All payments to be made hereunder (whether of principal, interest, fees, reimbursements, or otherwise) by the Borrower under this Agreement shall be made without adjustment, set-off or counterclaim and shall be made free and clear of any present or future income, stamp and other taxes, levies, imposts, deductions, charges, compulsory loans and withholdings whatsoever imposed, assessed, levied or collected by any country of incorporation of the Borrower, or through which the Borrower is acting in connection herewith, or any political subdivision or Governmental Authority thereof or therein, on or in respect of this Agreement or the registration, notarization or other formalization thereof or the enforcement thereof. All of the aforementioned charges and taxes shall be for the account of and paid in full by the Borrower when due.

(d) Any prepayment made as provided hereunder shall be accompanied by the payment of the interest accrued on the principal amount so prepaid.


2.10 Payments due on a day which is not a Business Day. If any payment which shall be made in accordance to this Agreement or to a Promissory
Note is due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and the corresponding extention shall be considered for the calculation of interest, unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.


2.11             Prepayment of Icmosa Loans.       The Borrower may, after
having given written notice of its intention to make a prepayment to the Bank 5
(five) Business Days in advance of such prepayment, without premium or penalty, prepay the outstanding principal amount of each Advance in whole, on any Interest Payment Date with accrued interest up to the date of such prepayment on the principal amount prepaid. Any notice of prepayment shall state the proposed date (which shall be a Business Day) and aggregate principal amount of the prepayment. Once the Borrower has notified the Bank of its intention to make a prepayment, if the Borrower does not make the prepayment mentioned in such notice, then the Borrower shall be responsible for paying all expenses and costs incurred by the Bank by virtue of its failure to make such prepayment. Such costs and expenses of the Bank shall be conclusive and binding on the Borrower, and in the absence of manifest error, and shall immediately be paid by the Borrower. The Borrower shall pay to the Bank the applicable fees then in effect for any prepayment.
On the date of this Agreement the applicable fee is $250 Dollars (TWO HUNDRED AND FIFTY DOLLARS, CURRENCY OF THE UNITED SATES OF AMERICA).


2.12             Amounts Exceeding Limits.          If the sum of the Icmosa
Loans at any time exceeds the lesser of the Borrowing Base or the Commitment, the Borrower shall within 5 (five) Business Days of any such determination (i) pay in cash to the Bank at its office in New York City, New York, United States, the amount of such excess, such payment to be applied to the Icmosa Loan, and the balance, if any to be held by the Bank as Cash Collateral; or
(ii) deliver to the Bank, at its office in New York City, New York, United States additional collateral, which shall be in form and content and value satisfactory to the Bank to equal in aggregate value the amount of such excess, in the Bank's sole discretion; or (iii) deliver to Bank, at its office in New York City, New York, United States a combination of cash and such additional collateral which in aggregate value shall equal the amount of such excess, in the Bank's sole opinion.


2.13             Termination of the right to make Advances. Reduction in the
Commitment.      In terms of article 294 of the "Ley General de Titulos y
Operaciones de Credito", the Borrower and the Bank agree that the Bank has at all times the right (i) to terminate or to limit the right to make Advances, or
(ii) to reduce the amount of the Commitment, or (iii) both (i) and (ii), or
(iv) to terminate this Agreement, provided that the Bank provides a written notice addressed to the Borrower in accordance with section 9.11 of this Agreement. Immediately upon the receipt of such notice, the right to make Advances or the amount of the Commitment or both shall be abridged or extinguished, as applicable.


2.14 Calculation and Payment of Fees. The fees required to be paid shall be payable in addition to, and not in lieu of, principal, interest, expense reimbursements, indemnification and other obligations. Fees shall be payable in accordance with section 2.09 of this Agreement. All fees shall be fully earned and non-refundable when paid. All fees specified or referred to in this Agreement due to the Bank shall bear interest, if not paid when due, at the Default Rate.


2.15             Payment of Funding Losses.

         (a) The Borrower shall indemnify the Bank against any loss or expense incurred by it as a result of any failure by the Borrower to fulfill, on or before the date specified for any Advance, the conditions thereof, including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or re-employment of deposits or other funds when such Advance is not made on such date as a result of such failure. A certificate in reasonable detail as to the amount of any such loss or expense submitted to the Borrower shall be conclusive as to the amount thereof except in cases of manifest error.

         (b) If for any reason, including without limitation because any prepayment is required by reason of a reduction in the Commitment or because the Icmosa Loans exceed at any time the lesser of the Borrowing Base or the Commitment, the Bank receives all or part of its portion of the principal amount of an Advance prior to the last day of the Interest Period applicable thereto, the Borrower shall pay the Bank the amount (if any) of the Consequential Loss occasioned by such payment. A certificate of the Bank submitted to the Borrower shall be conclusive absent manifest error.


2.16             Increased Costs.

         (a) If after the date hereof (i) the adoption or implementation, change, or phasing in of any law or regulation or in the interpretation thereof by any domestic or foreign Governmental Authority charged with the administration thereof or (ii) compliance with any directive, guideline or request from any central bank or domestic or foreign Governmental Authority (whether or not having the force of law) promulgated or made after the date hereof affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation directly or indirectly controlling the Bank has or would have the effect of reducing the rate of return on such capital or the asset value of any Advance made hereunder to a level below that which the Bank or such controlling corporation could have achieved but for such adoption, implementation, change, phasing in, or compliance (after taking into account the Bank's or such corporation's policies regarding capital adequacy) by an amount deemed by the Bank to be material to the Bank or such corporation, then, within 10 (ten) calendar days after written demand by the Bank (accompanied by a statement of the type referred to below), the Borrower shall pay to the Bank such additional amount or amounts as shall be sufficient to compensate the Bank or such controlling corporation for any such reduction.

         (b) If any law, regulation, treaty, or directive hereafter enacted, promulgated, approved, or issued or any change in any presently existing law, regulation, treaty, or directive therein or in the interpretation or application thereof by any Governmental Authority charged with the administration thereof (whether or not having the force of law) or compliance by the Bank or any corporation directly or indirectly owning or controlling the Bank (in each case, the "Affected Person") with any request or directive from any central bank or other Governmental Authority, agency, or instrumentality
(i) subjects such Affected Person to any tax, duty, or other charge of any kind whatsoever with respect to its Commitment, any Advance, or its obligations under this Agreement to make Advances, or any amounts payable to it hereunder (and any additional income or franchise taxes resulting therefrom), or changes the basis of taxation of payments to such Affected Person of principal, interest, or any other amount payable hereunder in respect of the Icmosa Loan (except for imposition of, or change in the rate of, any tax (A) on the overall net income of such Affected Person or direct substitute for such tax, or (B) which would not have been imposed if such Affected Person complied with any certification, information, documentation or other reporting requirement); or
(ii) imposes, modifies, or makes applicable any reserve, special deposit, compulsory loan, assessment, increased cost, or similar requirement against assets held by, or deposits of, or advances or loans, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person in respect of the Icmosa Loan which is not otherwise expressly included in the determination of the applicable rate or rates of interest hereunder, and the result of any of the foregoing is to increase the cost of making, renewing, or maintaining the Icmosa Loan or the commitment to make Advances or to reduce any amount receivable by the Lender hereunder in respect of any of the foregoing then, in any such case, the Borrower shall promptly pay the Bank upon demand any additional amounts necessary to compensate the Bank for such additional cost (including any penalties, interest, and out-of-pocket expenses paid to third parties, but excluding any late payment penalties which resulted solely from the Bank's inaction in seeking indemnification hereunder) or reduction in such amount receivable.

         (c) The Bank will, if possible, designate a different Lending Office if such will avoid the need for, or reduce the amount of, any compensation hereunder and is not otherwise disadvantageous to the Bank. This section shall apply and the Bank is entitled to payment hereunder, notwithstanding any possible invalidity or inapplicability of any event or provision which may require payment hereunder. A statement setting forth the calculation of any additional amounts payable submitted by the Bank to the Borrower shall be conclusive absent manifest error. No delay by the Bank in demanding the payment of any additional amounts pursuant to this section shall constitute a waiver of its right to demand payment of such amounts at any subsequent time. In determining the additional amount payable pursuant to this section, the Bank shall take into account any transitional adjustment or phase-in provisions of such reserve requirements which would reduce the reserve requirement otherwise applicable; provided, however, the Bank, in its sole discretion, may determine the allocation of reserve requirements. Each such determination made by the Bank, and each notification to the Borrower under this section, shall be presumptive as to the matters therein set forth in the absence of manifest error in calculation. The Bank agrees to provide on request by the Borrower such certificates as are reasonably required, and take such other actions as are reasonably necessary to claim such exemptions as the Bank may be entitled to claim in respect of all or a portion of any sums which are otherwise required to be paid or deducted or withheld pursuant to this section. This section shall not be construed, nor shall it operate, to require the Borrower to pay any sums not permitted or in excess of the limits imposed by applicable law.


2.17             Change in Circumstances.          If the Bank determines
(which determination shall be made in good faith and shall be conclusive and binding upon the Borrower) that (i) adequate and reasonable means do not or will not exist for ascertaining the interest rate applicable to any Advance,
(ii) Dollar deposits in the relevant amounts and for the relevant Interest Period are not available to the Bank in the London interbank market for Dollar deposits, or (iii) the LIBOR Base Rate does not accurately reflect the cost of funds to the Bank, then the Bank shall forthwith give notice of such determination to the Borrower, whereupon, until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (x) the obligations of the Bank to make Advances shall be suspended and (y) Borrower shall repay in full, without premium or penalty, the then outstanding principal amount of the Icmosa Loan, together with accrued interest thereon, on the last day of the then current Interest Period.


2.18 Lending Office. The Bank may without notice to or consent from the Borrower (a) designate its principal office or a foreign branch, an Affiliate of the Bank as its office (and the office to whose accounts payments are to be credited) for any Advance and (b) change its offices from time to time by notice to the Borrower. In such event, the Bank shall continue to hold the Promissory Notes evidencing each Advance for the benefit and account of such foreign branch, or Affiliate. The Bank is entitled to fund all or any portion of the Icmosa Loan in any manner which it may determine in its sole discretion, but all calculations and transactions hereunder shall be conducted as though the Bank has actually funded each Advance at its office regardless of the actual means of funding.

2.19             Taxes.   All payments to be made by the Borrower hereunder or
under the Promissory Notes, shall be free and clear of and without any deduction for any and all present or future tax, levy, impost, duty, deduction, charge or withholding whatsoever together with interest, penalties or charges derived therein (the "Taxes") imposed, assessed, levied, charged or collected by the country of incorporation of the Borrower, or through which the Borrower is acting in connection herewith, or any political subdivision or taxing authority thereof or therein on or in respect of this Agreement, the Promissory Note or the Advances or any payment in relation to the same, all of which shall be for the account of and paid in full by the Borrower when due.

The Borrower will indemnify the Bank against, and reimburse the Bank upon demand for any Taxes and any loss, liability, claim or expense including interest, penalties and legal fees which the Bank may incur at any time arising out of or in connection with any failure of the Borrower to make any payments of Taxes when due. If the Borrower is required by applicable law, decree or regulation to deduct or withhold Taxes from any amounts payable hereunder, the Borrower will pay such additional amounts as may be required, after the deduction or withholding of Taxes, to enable the Bank to receive from the Borrower an amount equal to the amount stated to be payable hereunder. The Borrower will furnish the Bank with original tax receipts in respect of any withholding of the Taxes required hereunder within 30 (thirty) days after each date of payment of interest hereunder and will promptly furnish the Bank with such other information and documents as the Bank may require to establish to its satisfaction that full and timely payment has been made of all Taxes required to be paid under this section. The agreements of the Borrower under this section shall survive the termination of this Agreement and the payment of all amounts otherwise due hereunder.

In the event that any Taxes are imposed on or any payments must be made by the Bank, then the amounts payable to the Bank under this Agreement and the Promissory Notes issued hereunder shall be increased to such amounts which, after provision for such Taxes, shall be necessary to yield and remit to the Bank payments of the amounts that would have been required to be paid hereunder if no such Taxes had been paid.

                                 ARTICLE THREE

                              CONDITIONS PRECEDENT

3.1      Initial Conditions Precedent.             The obligation of the Bank
to make the Initial Advance is subject to the condition that there shall have been delivered to the Bank the following documents, certificates, evidence, opinions, and other instruments in such number and counterparts as the Bank may require, each of which shall be in form and substance satisfactory to the Bank in its sole discretion:

         (i) A Promissory Note, duly executed by the Borrower and guaranteed "por aval" by the Guarantors and by Group, evidencing the obligation of the Borrower to pay to the Bank the principal amount of the Initial Advance and the corresponding interests;

         (ii)             the Pledge Agreement, duly executed by the Pledgors;

         (iii)            the Guaranty, duly executed by Group;

         (iv)             an Advance Notice, duly executed by the Borrower;

         (v) an Inventory Certificate, duly executed by the Borrower;

         (vi) a Borrowing Base Certificate, duly executed by the Borrower;

         (vii) certified copies of the "Estatutos" of each Obligated Party, as amended, and certified copies of the documents evidencing the full power and authority of the Authorized Officers of the Borrower and each Guarantor to act on behalf of the Borrower and on behalf of each of the Guarantors in the execution of this Agreement, the Promissory Notes and other Icmosa Loan Documents;

         (viii) copies of the resolutions of each Obligated Party approving the execution, and performance of each Icmosa Loan Document to which it is a party and authorizing all transactions contemplated in or in connection with this Agreement and the other Icmosa Loan Documents duly adopted by its Board of Directors, accompanied by a certificate signed by the Secretary of the Board of Directors of the approving entity certifying that such copies are true and correct copies of resolutions duly adopted at a meeting of the Board of Directors and that such resolutions have not been amended, modified, or revoked in any respect and are in full force and effect on the date hereof;

         (ix)             copies of the Financial Statements referred to in
         section 4.08 of this Agreement;

         (x) original of the certificate issued by the Public Registry of Commerce of the domicile of the Borrower evidencing that the corresponding liens created in favor of the Bank, pursuant to this Agreement have been duly perfected and all other documentation relating to the

         Collateral is in form and substance satisfactory to the Bank;

         (xi) a certificate signed by the Secretary of the Board of Directors of each Obligated Party certifying that the pledges created under the Pledge Agreement have been duly perfected and registered in the stock registry books of the Borrower and each of the Guarantors;

         (xii) such other documents, opinions, certifications, consents, waivers, agreements, and evidence as the Bank may reasonably request.


3.2              Additional Conditions.    The Bank will not be obligated to
make any Advance (including the Initial Advance) until the following additional conditions precedent have been satisfied as of the date of making the Advance and after giving effect thereto (a) no Default or Event of Default has occurred and is continuing; (b) the representations and warranties contained herein are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties relate solely to an earlier date); (c) the Borrower has paid all expenses then due and payable;
(d) no change in the condition (financial or otherwise), business, assets, operations, or affairs of any of the Borrower or the Guarantors or Group taken as a whole has occurred which has had or is likely to have a material adverse effect; (e) the Bank has received an Advance Notice in accordance with the terms hereof signed by a duly Authorized Officer of the Borrower which certificate shall set forth information as the Bank may reasonably request; (f) the Bank has received a Promissory Note, duly executed by the Borrower and guaranteed "por aval" by the Guarantors and by Group, evidencing the obligation of the Borrower to pay to the Bank the principal amount of the corresponding Advance and the corresponding interests; (g) the Bank has received a Borrowing Base Certificate signed by a duly Authorized Officer of the Borrower; (h) the Bank has received an Inventory Certificate, signed by an Authorized Officer of the Borrower; (i) the Bank and the Borrower have agreed on the Applicable Margin for the Advance requested in the corresponding Advance Notice; (j) the Bank and the Borrower have executed the Applicable Margin Certificate; and (k) all other conditions to obtaining the Advance requested have been satisfied. The submission by the Borrower of an Advance Notice shall constitute a representation and warranty by the Borrower as of the disbursement date of an Advance that all of the foregoing conditions have been satisfied.

                                  ARTICLE FOUR

                         REPRESENTATIONS AND WARRANTIES


To induce the Bank to enter into this Agreement and to perform its agreements hereunder, each of the Obligated Parties, jointly and severally, represents and warrants that each of the following statements is correct:


4.01             Organization and Authority.       Each Obligated Party is duly
organized, validly existing, and in good standing under the laws of Mexico.
All of the outstanding capital stock of each Obligated Party is duly authorized, validly issued, fully paid, and non-assessable. Each Obligated Party has all requisite power and authority to conduct its business, to own, lease, operate, or maintain its properties. Each Obligated Party has all requisite power and authority to execute and deliver and perform all of its obligations under the Icmosa Loan Documents.


4.02 Validity, Authorization, and No Conflict. The execution, delivery, and performance by each Obligated Party of the Icmosa Loan Documents to which it is a party and the consummation of the transactions contemplated in connection therewith (a) have been duly authorized by such Obligated Party, (b) do not violate any provision of the "Estatutos" of such Obligated Party, and
(c) are not prohibited by and do not violate nor constitute a default under any law, or any presently existing requirement or restriction imposed by any judgment, order, writ, Governmental Authority, or any agreement, instrument, or indenture by which any Obligated Party is bound, or result in the creation of any Lien upon any of the assets of any Obligated Party. The Icmosa Loan Documents have been duly executed and delivered by each Obligated Party thereto, and such Icmosa Loan Documents are legal, valid, and binding obligations of such Obligated Party enforceable in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy or debtor relief laws affecting the rights of creditors generally.


4.03             No Proceedings.

         (a) All actions, suits, claims, or proceedings pending or threatened against any Obligated Party or its properties or assets, before any Governmental Authority or private arbitrator are listed on Exhibit "E" hereto.

         (b) There are no actions, suits, claims, or proceedings pending or threatened against any Obligated Party or its properties or assets before any Governmental Authority, or private arbitrator which has, or if adversely determined would have, a material adverse effect on any Obligated Party or which challenge the validity of any of the Icmosa Loan Documents or any of the transactions contemplated therein or thereby.

4.04             No Approvals.             Neither the making, execution,
delivery or performance of any of the Icmosa Loan Documents nor the consummation of the transactions contemplated in connection therewith requires the consent or approval of any Person or if any such approval is required, such approval has been obtained.

4.05             No Default.      No Default has occurred and is continuing or
will result from the making of any requested Advance. No Obligated Party is in default under, and no event has occurred which with the lapse of time or giving of notice, or both, could result in a default under, any indenture, agreement, lease, or other instrument or in a violation of any statute, regulation, judgment, injunction, decree, determination, or award the result of which would be a material adverse effect.

4.06             Adverse Circumstances.    Neither the business nor any
property of any Obligated Party is presently affected by any fire, explosion, accident, strike, lockout, or other dispute, embargo, act of god, act of public enemy, or similar event or circumstances nor has any other event or circumstance relating to its business or affairs occurred which has had or may reasonably be expected to have a material adverse effect.

4.07             Tax Returns and Payments          All foreign, federal, state,
and other tax returns of each Obligated Party required to be filed have been filed, and all foreign federal, state, and other taxes, assessments, fees, and other governmental charges (domestic and foreign) imposed on each Obligated Party which are due and payable have been paid except for any such tax, assessment, fee, or charge which is being contested in good faith and for which adequate reserves satisfactory to the Bank have been established on the books of such Obligated Party. There is no material deficiency or assessment which may be asserted in connection with any of said taxes, assessments, fees, or charges.

4.08             Financial Statements.     Each Obligated Party and Group has
delivered to the Bank its audited consolidated Financial Statements for the fiscal year ended December 31, 1995, and the unaudited consolidated Financial Statements for the fiscal year ended December 31, 1996; such Financial Statements are complete and correct in all material respects (subject, in the case of interim statements, to changes resulting from audits and year end adjustments) and fairly present, in accordance with GAAP, the consolidated financial condition of the Obligated Party and Group as of the dates thereof and for the periods then ended. The statements of income and cash flow fairly present the results of the consolidated operations of the Obligated Party and Group for the periods indicated. Since said dates there has been no material adverse change in such financial condition, and except as reflected or referred to in any said Financial Statements, there are no contingent or disputed liabilities or unrealized or anticipated losses which in the aggregate are material.

4.09             Accuracy of Disclosures.          All writings prepared by or
on behalf of any Obligated Party furnished to the Bank for the benefit of, for the purposes or, or in connection with, the Icmosa Loan Documents or any transaction contemplated hereby or thereby, were true and accurate in all material respects on the date such writings were furnished and do not contain any untrue statement of any material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading, and all other such writings hereafter furnished to the Bank for the benefit of, by, or on behalf of any Obligated Party shall be true and accurate in all material respects on the date such writings are so furnished. There is not to the knowledge of any Obligated Party any fact which materially and adversely affects or in the future may (so far as any Obligated Party can foresee) materially and adversely affect the operations, business, assets, prospects, or condition of such Obligated Party or any Affiliate of an Oligated Party or Group taken as a whole which has not been specified herein or otherwise in writing furnished to the Bank.

4.10             Property.        Each Obligated Party has good and
marketable title to its properties and the properties of the Obligated Parties are free and clear of all Liens. Each Lien securing any part of the Icmosa Loans and obligations under the Icmosa Loan Documents (whether granted by any Obligated Party or by any other Person) is first and prior to any other Lien in such property. All property owned by or leased to any Obligated Party is in adequate operating condition and repair and free from any known defects which substantially interfere with the use thereof. Each Obligated Party has obtained and maintains in full force and effect all rights, franchises, easements, patents, licenses, permits, governmental approvals, and consents necessary to the conduct of its business and affairs except where the failure to do so does not and is not reasonably expected to have a material adverse effect.

4.11             Existing Indebtedness.    Except as listed on Exhibit "E"
hereto, no Obligated Party is liable for, owes or is obligated for any indebtedness (direct, indirect or contingent).

4.12             Real Estate.     Except as listed on Exhibit "F" hereto, no
Obligated Party owns, leases or has any interest in (directly or indirectly) any real estate or leasehold.

4.13             Inventory Location.               No Obligated Party keeps, or
maintains its Inventory and Inventory Process Products in any location (owned, leased or rented, or provided gratuitously or as a part of a supply agreement or arrangement) other than such locations listed on Exhibit "F" hereto.

4.14             Insurance.       The Obligated Party will maintain with
responsible insurance companies, insurance policies in such amounts and against such risks as is customarily carried by owners of similar businesses and property.

4.15             Environmental Requirements.       The Obligated Party would
take all necessary actions to obtain and maintain all authorizations, approvals and consents of and/or registrations with all Governmental Authority in Mexico or any political subdivision thereof as shall be necessary or appropriate under the laws of Mexico in connection with all environmental requirements related to its operations.

4.16             Labor Matters.            There is no collective bargaining
agreement covering any of the employees of any Obligated Party except as set forth on Exhibit "G" hereto.

4.17             Solvency.                 After giving effect to the
transactions contemplated in the Icmosa Loan Documents and the Advances requested hereunder are made and the disbursement of the proceeds of such Advances pursuant to the Borrower's instructions, and after giving effect to the existing transactions directly between the Bank and UniMark which transactions are separate and apart from the transactions contemplated in the Icmosa Loan Documents, and possible future direct indebtedness between the Bank and UniMark, or any affiliate of UniMark and considering that Group and all of its Affiliates operate as a single consolidated entity and enterprise and as such have capital sufficient to carry on their businesses and transactions as they now exist and are planned in the future, each Obligated Party and Group and UniMark taken as a whole is Solvent. Further, the Obligated Parties have previously represented to the Bank, and the Obligated Parties do hereby jointly and severally, represent and warrant to the Bank that Group and all of its Affiliates operate as a consolidated enterprise and acknowledge and agree that the Bank did rely upon the consolidated assets of Group and all of its Affiliates taken as a whole in determining whether to enter into this Agreement.

4.18             Trademarks, Copyrights, Patents and Logos.         Exhibit "F"
hereto contains a list of (i) all trademarks, service marks, tradenames, trade dress and logos, used by the Obligated Parties, specifically identifying each registration, if any, of each trademark, service mark, tradename, trade dress and logo by registration number, and date and the entity issuing the registration; (ii) all copyrights, whether registered or unregistered, owned, licensed, or leased by an Obligated Party, including, without limitation, any copyrights registered in Mexico or in the United States, identified by registration number, and all applications for registration thereof; and (iii) all foreign and Mexican letters patent and applications for letters patent, identified by patent or application number, owned, licensed to or from or otherwise acquired by an Obligated Party.

                                  ARTICLE FIVE

                             AFFIRMATIVE COVENANTS

So long as any Commitment is outstanding, any part of the Icmosa Obligations remains unpaid, or any contingent part of the Icmosa Obligations continues to exist, or until the Bank consents to the contrary and the Borrower receives prior written approval to the contrary from the Bank, each Obligated Party, as applicable, will comply, or cause compliance, with each of the following covenants:

5.01 Payment of the Icmosa Obligations. The Borrower will pay (i) any principal portion of the Icmosa Obligations when due whether at maturity or otherwise or (ii) any interest portion of the Icmosa Obligations or (iii) any and all costs and expenses incurred by the Bank in connection with the negotiation and preparation of the Icmosa Loan Documents.

5.02             Agreements.      Each Obligated Party will comply with and
duly and punctually perform and observe all agreements, covenants, and obligations contained in the Icmosa Loan Documents and any other agreement between it and the Bank.

5.03             Use of the Advances.      The proceeds of each Advance will be
used pursuant to the provisions of section 2.02 of this Agreement.

5.04             Books and Records; Inspection.    Each Obligated Party will
maintain in a secure place on their premises, complete proper and accurate books, records, ledgers, correspondence, and other papers relating to its business and affairs. The Bank will at all reasonable times have the right to examine, inspect, audit, verify, and copy such items, and to remove copies thereof and to discuss any of same with appropriate officers, accountants, and auditors or such Obligated Party. The Bank may at reasonable times inspect any property of any Obligated Party (including the taking of physical samples therefrom).

5.05             Notice of Default.        Within 24 (twenty four) hours of the
discovery by any Obligated Party of the occurrence of a Default or Event of Default hereunder or under any of the other Icmosa Loan Documents or an event which could reasonably be expected to result in a Default or Event of Default hereunder or under any other Icmosa Loan Document, the Borrower will notify the Bank and will deliver a certificate signed by the chief executive officer or the chief financial officer of the Borrower concerning the nature and period of existence thereof and the steps, if any, being taken to cure such Default or Event of Default.

5.06 Maintenance of Existence, Approvals, and Licenses. Each Obligated Party will preserve and maintain its existence, rights, privileges, and franchises in its jurisdiction in which, under then applicable law, the nature of its business or the ownership of its properties requires such qualifications and the failure so to qualify would have a material adverse effect and conduct its business in an orderly, efficient, prudent, and regular manner, obtain and maintain in full force all approvals, patents, licenses (governmental and private), permits, and authorizations necessary to conduct its business and comply with its obligations under the Icmosa Loan Documents.

5.07             Compliance with Laws, Material Agreements, and Licenses.
Each Obligated Party will comply with all foreign and domestic laws, rules, regulations, ordinances, orders, judgments, and decrees applicable to it or any of its property, a breach of which (when considered alone or when aggregated with the effect of other breaches) could have a material adverse effect, will comply in all respects with all material agreements, indentures, mortgages, leases, and other documents to which it is a party or by which it or any of its property is bound and will keep in full force and effect all material licenses, permits, and franchises necessary or useful for the conduct of its business.

5.08             Maintenance of Assets and Insurance.       Each Obligated
Party will keep all assets which are useful and necessary in the business in good working order and condition, make all necessary replacements and maintain, or cause to be maintained, such insurance as is customarily maintained by other businesses of comparable type and size with such financially sound and reputable insurers, in such amounts and covering such risks as shall be satisfactory and acceptable to the Bank. Each insurance policy covering the Inventory and any other Collateral shall name the Bank for the benefit of the Bank as an insured or loss payee as its interest may appear and shall provide that no act, whether willful or negligent, or default by such Obligated Party shall affect the right of the Bank to recover on the policy in case of loss or damage. Insurance policies maintained with respect to any Inventory and other Collateral pursuant to the terms hereof shall be delivered to the Bank and shall prohibit cancellation thereof without 30 (thirty) calendar days prior written notice to the Bank. All renewal and substitute policies of such insurance shall be delivered to the Bank at least 15 (fifteen) calendar days before termination of any existing policies. If requested by the Bank, each Obligated Party will deliver a report in form and substance satisfactory to the Bank describing all material insurance then being maintained.

5.09             Financial Statements, Borrowing Base Certificate and Other
Information.

         (a) Each Obligated Party will maintain a standard, modern system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating financial statements in conformity with GAAP, and each of the Financial Statements described below shall be prepared from such system and records. The Borrower and Group will deliver or cause to be delivered to the Bank each of the following:

         (i) as soon as practicable, and in any event within 45 (forty-five) days after the end of each of the first 3 (three) fiscal quarters in each fiscal year, the unaudited consolidated Financial Statements of the Group and each Affiliate and consolidating balance sheet and income statement of Group and each Affiliate as at the end of such period and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, and a comparison of the statement of year-to-date income and cash flow to the annual financial budget or financial projection and to the corresponding period of the preceding fiscal year, all in reasonable detail and certified by the chief financial officer of Group as fairly presenting the consolidated financial position of Group and each Affiliate as at the dates indicated and the results of their consolidated operations and cash flow for the periods indicated in accordance with GAAP, subject to normal year end adjustments;

         (ii) at the same time as each Financial Statement described in paragraphs (i) and (iii) of this section is delivered, a certificate signed by the chief financial officer of Borrower and Group stating that a review of the consolidated activities of Group and each Affiliate for such period has been made under the supervision of such officer and that the Borrower and each other Obligated Party has fulfilled every obligation herein and is not in Default hereunder or, if the Borrower or any other Obligated Party is in Default, a description of the nature, duration, and status of such Default; and

         (iii) as soon as practicable, and in any event within 120 (one hundred and twenty) days after the end of each fiscal year, audited consolidated Financial Statements of Group and each Affiliate and unaudited annual consolidating balance sheet and income statement of Group and each Affiliate, each as of the close of such fiscal year and setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and with the audited consolidated Financial Statements being reported on by independent certified public accountants acceptable to the Bank, which report shall be unqualified and shall state that such Financial Statements fairly present the consolidated financial position of Group and each Affiliate as at the dates indicated and the results of their consolidated operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which such independent certified public accountants shall concur and which shall have been disclosed in the notes to the Financial Statements) and that the examination by such accountants in connection with such Financial Statements has been made in accordance with generally accepting auditing standards, accompanied by a copy of the management letter or any similar report delivered to the Group or any other Obligated Party or to any officer or employee thereof by such accountants in connection with such Financial Statements.

         (b) The Borrower will deliver or cause to be delivered to the Bank as soon as available and in any event within 15 (fifteen) days after the last day of each accounting month in each fiscal year, a Borrowing Base Certificate executed by the chief financial officer of Borrower including information as at the end of such month.

         (c) The Borrower will deliver or cause to be delivered to the Bank a copy of each report or form, including, without limitation, the annual report, any prospectus, and any Form 10-K, filed with the Securities and Exchange Commission and any report or communication sent by Group to its stockholders as soon as available and in any event within 30 (thirty) days of filing such item or, if not filed, of transmitting it to its shareholders.

5.10             Payment of Debts.         Each Obligated Party will pay its
indebtedness and obligations as the same become due in accordance with the terms of the instruments or documents evidencing the same and will pay all trade bills when due in accordance with the customary practice in the trade and in any event so that the credit standing of such Obligated Party will not be materially and adversely affected.

5.11             Payment of Taxes and Liabilities.          Each Obligated
Party will pay prior to the time same become past due all taxes, assessments, and other liabilities (including claims of laborers, suppliers, and materialmen) imposed or which may give rise to a Lien upon it or its franchises, income, profits, properties, or assets, except and so long as contested in good faith and provided adequate reserves satisfactory to the Bank have been established, and no Lien has attached to any property of an Obligated Party.

5.12             Claims and Actions.               If any Obligated Party
becomes the subject of or a party to any suit, action, investigation, or proceeding (governmental or private) in which a claim is asserted against it in excess of $10,000 (TEN THOUSAND DOLLARS CURRENCY OF THE UNITED STATES OF AMERICA), the Borrower will within 3 (three) Business Days thereafter notify the Bank of such suit, action, or proceeding and the particulars thereof and upon request of the Bank, from time to time, report to the Bank with respect to the status and particulars.

5.13             Maintenance of Chief Executive Office.     The Borrower will
maintain its chief executive offices and books and records at Carretera a General Teran Km. 1, 67500 Montemorelos, Nuevo Leon, Mexico.

5.14             Other Notices.            Each Obligated Party will promptly
notify the Bank in writing of (a) any material adverse change in its financial condition, business, or affairs (b) any failure by it or UniMark to comply with the material terms of any material agreement, contract, or other instrument to which it or Group or UniMark is a party or by which any of its properties or those of UniMark are bound, or any acceleration of the maturity of any indebtedness owing by it or UniMark; (c) any material adverse claim against or affecting it or Group or UniMark or any damage to or material adverse change concerning the Collateral or its properties or those of UniMark, (d) the commencement of any proceeding which if adversely determined could have a material adverse effect; and (e) any other event which has or can reasonably be expected to have a material adverse effect (including, without limitation, the termination of any material labor contract, any material labor dispute, or any strike, lockout, walkout, or other dispute to which it or UniMark is a party or which affects or may affect any of its properties or those of UniMark).

5.15             Environmental Requirements.       Each Obligated Party will
comply in all material respects with all environmental, health and safety laws and regulations applicable to it.

5.16             Additional Documents.     From time to time and upon request
by the Bank, each Obligated Party will, and will cause the Affiliates to, execute, endorse, acknowledge, and deliver to the Bank and file or cause same to be done any and all other documents and do all other acts or things as Bank may reasonably request in order more fully to effect this Agreement.

                                  ARTICLE SIX

                               NEGATIVE COVENANTS

So long as any Commitment is outstanding, any part of the Icmosa Obligations remains unpaid, any contingent part of the Icmosa Obligations continues to exist, or until the Bank consents to the contrary and the Borrower receives the prior written approval to the contrary from the Bank, each Obligated Party, as applicable, will comply or cause compliance with each of the following covenants.

6.01             Liens.   No Obligated Party will create or permit to exist any
Lien with respect to the Collateral.

6.02             Liquidation, Merger, Consolidation, Acquisition.   No
Obligated Party will (i) wind up, liquidate, or dissolve or be a party to any merger or consolidation or any partnership, nor purchase or otherwise acquire all or substantially all of the assets of any Person or any shares of stock of, or similar interest in, any Person or change or modify its existing structure EXCEPT that (a) any Obligated Party may merge into or consolidate with any of its Affiliates so long as the Obligated Party is the survivor and (b) any Obligated Party may accomplish an acquisition so long as (1) the Obligated Party is the survivor, (2) in the opinion of the Bank the survivor is not materially less creditworthy immediately after such transaction, (3) such transaction would not have a material adverse effect, and (4) immediately prior thereto no Default exists and after giving effect to the transaction no Default would exist, or (ii) form or organize any Affiliate unless subparagraphs (3) and (4) immediately above are each true.

6.03             Issuance of Shares.               None of the Obligated
Parties may issue, sell or dispose of any shares of its capital stock or other securities or rights, warrants or options to purchase or acquire any such shares or securities or otherwise change its capital structure or change the relative rights or preferences or limitations relating to its capital stock.

6.04             Discount of Receivables.          No Obligated Party will
discount or sell with or without recourse, or sell for less than the face value thereof, any of its accounts, instruments, chattel paper, or general intangibles.

6.05             Sale of Assets.

         (a) No Obligated Party will convey, sell, lease, or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all or a substantial part of its property or assets or any part of its property or assets essential to the conduct of its business as presently conducted.

         (b) No Obligated Party will convey, sell, lease, or otherwise dispose of any other assets except for sales of such assets in the ordinary course of business for a fair and adequate consideration.

6.06 Transactions on Favorable Terms. No Obligated Party will lease or sell property to, lease or purchase property from, pay any fees to, or enter into or consummate any material transaction, whether with an Affiliate or otherwise, on terms less favorable to it than would be obtainable at the time in comparable transactions with arm's length dealings.

6.07             Conflicting Agreements.           No Obligated Party will
enter into any agreement containing any provision which would be violated or breached by its performance hereunder.

6.08             Change in Business.               No Obligated Party will make
any material change in the nature of, or conduct any business other than, its business as presently conducted nor use any name other than its corporate name nor change its corporate name.

6.09             Accounting Practices.     No Obligated Party will make any
material change in accounting treatment or reporting practices except for any such change required by GAAP.

6.10             Management Changes.       Group will not fail for any reason
to have Jorn Budde as Chief Executive Officer of Group or Rafael Vaquero Bazan as Chief Operating Officer of Group.

                                 ARTICLE SEVEN

                                EVENT OF DEFAULT

7.1              Events of Default.                The occurrence of any of the
following events is an Event of Default:

         (a) any Obligated Party fails or refuses to pay (i) any principal portion of the Icmosa Obligations when due whether at maturity or otherwise, or
(ii) any interest portion of the Icmosa Obligations when due whether at maturity or otherwise;

         (b) any Person makes any representation or warranty in any certificate or statement (including, without limitation, any Financial Statement) furnished to the Bank pursuant hereto or in connection herewith, any other Icmosa Loan Document or in any document given by any Obligated Party to the Bank which is inaccurate in any material respect as of the date on which such representations or warranty is made or deemed made;

         (c) any Obligated Party fails or refuses to comply with any covenant contained in sections 5.1, 5.3, 5.5, 5.6, 5.12 or 5.14 or Article Six hereof;

         (d)     the Borrower fails or refuses to comply with the covenant in section 5.9(b) hereof and such failure or refusal is not cured within 5 (five) Business Days;

         (e) any Obligated Party fails or refuses to perform punctually and properly any covenant or agreement or otherwise breaches any covenant or agreement contained herein (other than in 5.01, 5.03, 5.05, 5.06, 5.12 or 5.14 or Article Six hereof as to each of which there is no grace period or other than in section 5.9 (b) hereof as to which there is a 5 (five) Business Days grace period), or any Obligated Party fails or refuses to perform punctually and properly any covenant or agreement or otherwise breaches any covenant or agreement contained in any other Icmosa Loan Document, or in any document executed by any Obligated Party in connection herewith and such failure, refusal, or breach is not cured within 10 (ten) calendar days (or such other time period specified in this section or in such Icmosa Loan Document) after it becomes known to such Obligated Party;

         (f) any of the Icmosa Loan Documents ceases to be or any Obligated Party contends that any Icmosa Loan Document is not, a legal, valid and binding obligation of the parties thereto, enforceable in accordance with the terms thereof or in any way cease, to provide to the Bank the rights, privileges, benefits, power, and remedies intended to be conferred thereby, or any Obligated Party repudiates its obligations under any Icmosa Loan Document or invalidates or renders unperfected or unenforceable any Lien in any Collateral or any such Lien becomes invalid, unperfected or unenforceable;

         (g) an involuntary case under the "Ley de Quiebras y Suspension de Pagos" is commenced against any Obligated Party and is not dismissed, or stayed within 60 (sixty) calendar days of the commencement thereof, or a court having jurisdiction enters a decree or order for relief in respect of any Obligated Party in an involuntary case under the "Ley de Quiebras y Suspension de Pagos", or any other applicable law, appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of any such Obligated Party or of any substantial part of the property of any Obligated Party, or orders the dissolution, winding up, or liquidation of the affairs of any Obligated Party or any substantial part of the property of any Obligated Party is placed in the custody of any court and such decree, order, appointment, or placing is unstayed and in effect for a period of 60 (sixty) consecutive days;

         (h) any Obligated Party commences a voluntary case, or consents to or fails to contest an involuntary case, under the "Ley de Quiebras y Suspension de Pagos", or any other applicable law, or applies for, consents to, fails to contest, or files an answer admitting the material allegations of a petition seeking the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any Obligated Party, or for any substantial part of the property of any Obligated Party, or any Obligated Party makes any assignment for the benefit of creditors, or fails generally to pay its debts as such debts become due, or takes any action in furtherance of any of the foregoing;

         (i) a money judgment in the case of any single judgment in the amount of $1,000,000 Dollars or more in the case of all such judgments at any time existing in the aggregate amount of $1,000,000 Dollars or more is entered against any Obligated Party which is not satisfied or enforcement thereof stayed by the first to occur of the 30th (thirtieth) day after the date of the judgment or the 10th (tenth) day before the date on which assets of such Obligated Party may be lawfully sold to satisfy such judgment;

         (j) a default or event of default under any instrument evidencing an Indebtedness (other than the Icmosa Obligations) of any Obligated Party occurs, the effect of which is to permit the holder of such instrument to accelerate the maturity thereof or require the prepayment, purchase, or redemption thereof, or any Obligated Party fails to pay any Indebtedness when due or the holder accelerates the maturity of or exercises any right to require purchase or redemption of any promissory note or other obligation or evidence of such Indebtedness;

         (k) any Lien against any property of any Obligated Party is filed or attaches and is not discharged, or suitable bond is not made to prevent the enforcement thereof to the Bank's satisfaction, within 10 (ten) calendar days of the date any Obligated Party learns of the existence thereof; and

         (l) the occurrence of a Default or Event of Default (as defined in the Gise Revolving Loan Agreement or in the UniMark Revolving Loan Agreement) under any instrument or document evidencing, securing or guaranteeing a debt owed by Gise and/or by UniMark or other Group Affiliate to the Bank.


7.2              Maturity of Icmosa Obligations and Other Rights.

         (a) Upon the occurrence of an Event of Default specified in sections 7.1 (h) or (i) this Agreement, and without the necessity of any action, notice, or demand by the Bank, the Commitment shall automatically terminate and the unpaid principal and accrued interest and fees constituting part of the Icmosa Obligations, together with all other outstanding Icmosa Obligations, shall be immediately due and payable. Upon the occurrence of any Event of Default other than one specified in sections 7.1 (h) or (i) of this Agreement, the Bank by written notice to the Borrower may do any one or more of the following: (i) terminate all or any portion of the Commitment, whereupon the Commitment (or the terminated portion thereof) and obligation of the Bank to make Advances shall terminate; (ii) declare the unpaid principal and accrued interest and fees constituting part of the Icmosa Obligations, together with all other outstanding Icmosa Obligations, immediately due and payable; (iii) reduce any claim to judgment; or (iv) enforce any of the rights of the Bank under any of the Icmosa Loan Documents or as otherwise provided by applicable law or agreement.

         (b) Demand, presentment for payment, protest and notice of nonpayment, or protest or dishonor, and all demands and notices of any action taken by the Bank under this Agreement and the other Icmosa Loan Documents and notice of intent to accelerate, and notice of acceleration of, the Icmosa Obligations and any part thereof are hereby expressly waived.

7.3              Enforcement of Rights.    Each Obligated Party agrees it is
commercially reasonable for the Bank to exercise its rights in or with respect to the Collateral in such manner and in such order as the Bank determines. The Bank may, without foreclosing thereon, collect and otherwise enforce all amounts owing on the Collateral or any proceeds thereof or otherwise enforce any of the rights of such Obligated Party or the Bank therein or in any of the Collateral and apply such collections as provided herein or may foreclose on the Collateral.

                                 ARTICLE EIGHT

                          SECURITY INTEREST. GUARANTEE

8.1              Security Interest.

         (a) The Borrower and the Bank hereby agree that the punctual payment of (i) any principal portion of the Icmosa Obligations when due whether at maturity or otherwise, or (ii) any interest portion of the Icmosa Obligations or (iii) any and all costs and expenses incurred by the Bank in connection with the negotiation and preparation of this Agreement, and the other Icmosa Loan Documents and the collection of the Icmosa Obligations, or enforcement of this Agreement is secured, pursuant to articles 322, 326, 328, 330 and 334 paragraph VII of the "Ley General de Titulos y Operaciones de Credito", and Borrower hereby grants to Bank a first priority security interest upon (i) all of the Inventory purchased with each of the Advances, (ii) all of the Inventory of Products in Process, (iii) all of the Inventory Processed Products, (iv) all instrument, chattel paper, account receivable or letters of credit evidencing, representing, arising from or existing with respect of, relating to, securing or otherwise supporting the payment of the Inventory Processed Products (collectively, the "Accounts Receivable") and (v) upon all proceeds, products accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the Inventory, Inventory of Products in Process, Inventory Processed Products and Accounts Receivable.

         (b) The Borrower shall be the depository of the Inventory, the Inventory of Products in Process, the Inventory Processed Products and Accounts Receivable, in the terms of article 329 of the "Ley General de Titulos y Operaciones de Credito".

         (c) Until payment in full of all Icmosa Obligations, collection of Accounts Receivable shall be subject to the following:

         (i) Until the Bank notifies the Borrower to the contrary, the Borrower shall instruct the Account Debtors upon all invoices, billing statements and similar documents evidencing or relating to the Accounts Receivable to make all payments on the Accounts Receivable payable to Bank of New York;
         Account: 8026002533 for credit: Rabobank New York, in favor of:
         Industrias Citricolas de Montemorelos, S.A. de C.V. Ref.: 80647 ABA:
         021000018. The Borrower shall not give any Account Debtor at any time by any means any instructions for payment contrary to the foregoing.

         (ii) The Borrower shall, within 30 (thirty) Business Days of execution of this Agreement, send by registered mail to all the Account Debtors listed in Exhibit "J" hereto, a notice substantially in the form attached hereto as Exhibit "K" hereto.

         (iii) The Borrower shall promptly notify the Bank of any sales of Inventory Processed Products purported to be made to any Account Debtors other than those to whom notices were sent pursuant to the preceding paragraph.


8.2              Guarantee.

         (a) The Guarantors, jointly and severally, hereby guarantee to the Bank the punctual payment of any (i) principal portion of the Icmosa Obligations when due whether at maturity or otherwise, or (ii) any interest portion of the Icmosa Obligations or (iii) any and all costs and expenses incurred by the Bank in connection with the negotiation and preparation of this Agreement, and the other Icmosa Loan Documents and the collection of the Icmosa Obligations, or enforcement of this Agreement. The Guarantors hereby further agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Icmosa Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Icmosa Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

         (b) The obligations of the Guarantors under section 8.2 (a) hereof are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the Icmosa Loan Documents, or any substitution, release or exchange of any other guarantee of or security for any of the Icmosa Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this section 8.2 (b) that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the unconditional liability of the Guarantors as described above;

         (i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Icmosa Obligations shall be extended, or such performance or compliance shall be waived;

         (ii) any of the acts mentioned in any of the provisions of the Icmosa Loan Documents or instrument referred to herein or therein shall be done or omitted;

         (iii) the interest rate on the Icmosa Loans shall change as provided herein;

         (iv) the maturity of any of the Icmosa Obligations shall be accelerated, or any of the Icmosa Obligations shall be modified, supplemented or amended in any respect, or any right under the Icmosa Loan Documents shall be waived or any other guarantee of any of the Icmosa Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

         (v) any lien or security interest granted to, or in favor of, the Bank as security for any of the Icmosa Obligations shall fail to be perfected.

The Guarantor hereby expressly waives (i) diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Bank exhaust any right, power or remedy or proceed against the Borrower under the Icmosa Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Icmosa Obligations and (ii) the provisions contained in articles 2845, 2846, 2847, and 2849 of the Civil Code for the Federal District and in the correlative articles of the Civil Codes of the States of the Federation. The Guarantors obligations hereunder and the obligations of all other Persons providing guarantees for the Icmosa Obligations are joint and several.

                                  ARTICLE NINE

                                 MISCELLANEOUS

9.01             Waivers and Modifications.

         (a) From time to time, without notice to or further consent by any Obligated Party, the performance or observance by any Obligated Party of any term or provision hereof may be waived or the time of performance thereof extended. In addition, any Collateral therefor may be substituted, exchanged, released, surrendered, waived, subordinated or otherwise dealt with, or additional Collateral obtained, all without affecting the liability of any Obligated Party.

         (b) No waiver or modification of any provision of this Agreement, or consent to any departure from or supplement, amendment or termination of the terms hereof, the other Icmosa Loan Documents or any other document, shall be effective unless such is in writing and signed by the Bank which may be given in its sole discretion, and any such waiver shall be effective only for the specific instance given. No waiver of any Event of Default shall be deemed to be a waiver of any other or subsequent Event of Default, nor shall any waiver be deemed to be a continuing waiver. The acceptance at any time and from time to time of a partial payment of the Icmosa Obligations shall not be deemed to be a waiver of any Event of Default then existing. No failure, delay, or omission by the Bank in exercising any right or power hereunder, or under any other document executed by any Obligated Party as security for or in conjunction with the Icmosa Obligations shall impair any such right or power or be construed as a waiver thereof or any acquiescence therein.


9.02             Cumulative Rights.                All rights and remedies
available to the Bank under this Agreement are cumulative of and in addition to all other rights and remedies available to the Bank at law, or otherwise, and may be exercised from time to time, and as often as may be deemed expedient, whether or not the Icmosa Obligations are due and payable and whether or not any suit for collection, foreclosure, or other action in connection with this Agreement has been instituted, and the exercise of one or more rights or remedies shall not impair or prejudice the concurrent or subsequent exercise of the rights or remedies.


9.03             Conflicting Provisions.           The provisions of this
Agreement are in addition to those of any other Icmosa Loan Document or other evidence of liability held by the Bank and all documents shall be construed as complementary to each other and may be enforced in accordance with their respective terms except as hereafter provided. Should any provision contained in any other agreement between the Bank and Obligated Party conflict with this Agreement, the provisions contained in this Agreement shall control.


9.04             Severability.             If any provision of this Agreement
or any other Icmosa Loan Document is held to be illegal, invalid, or unenforceable, such provision shall be fully severable; the remaining provisions of this Agreement or such other Icmosa Loan Document, as appropriate, shall remain in full force and effect and shall not be affected by such provision or by its severance.

9.05             Independent Covenants.    If any action or failure to act by
any Obligated Party violates any covenant or obligation of any Obligated Party herein, such violation shall not be excused by the fact that such action or failure to act would otherwise be permitted by or fall within the limitations of any covenant (or exception to any covenant) herein contained other than the covenant violated.

9.06             Construction.             Article and Section captions and the
Table of Contents are for convenience only and shall not affect the construction hereof nor shall any provision of this Agreement be construed against any Person solely because that Person or a representative of that Person drafted such provision.

9.07             Survival.                 This Agreement shall terminate when
(a) the principal of and interest accrued to such date on the Icmosa Loans and any outstanding Icmosa Obligations have been paid in full in cash; (b) all fees, expenses, and other amounts then due and payable which constitute Icmosa Obligations have been paid in full in cash; and (c) the Commitment has expired or been terminated. The termination of this Agreement shall not affect any rights of or obligations arising prior to the effective date of such termination nor shall it reduce or otherwise affect any release or indemnity made herein. Notwithstanding the foregoing, if payment hereunder must be returned for any reason, this Agreement and the other Icmosa Loan Documents shall continue in full force. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action so taken which shall be without prejudice to the Bank's rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable. All covenants, agreements, undertaking, indemnities, representations, and warranties made herein shall survive all closings hereunder, the making of each Advance, the repayment of the Icmosa Loan and the termination and discharge of all other provisions of this Agreement or any of the other Icmosa Loan Documents and shall not be affected by any investigation made by any party, and all indemnifications shall survive the repayment of the Icmosa Obligations, the termination of the Commitment, and release and termination of this Agreement.

9.08             Form of Documents.                Each agreement, document,
instrument, or other writing to be furnished to the Bank under any provision of this Agreement must be in form and substance satisfactory to the Bank and its counsel.

9.09             Parties Bound and Assignment of the Borrower's Interest.
This Agreement shall be binding upon, inure to the benefit of, and be deemed to include the successors and assigns of the parties hereto; provided, however, that no Obligated Party may, without the prior written consent of the Bank, assign any rights, powers, duties, or obligations hereunder.

9.10     Expenses.                The Obligated Parties, jointly and severally,
agree to pay all costs and expenses (such expenses to include all investigation, audit, legal (which shall be reasonable), appraisal, valuation, formalization, filing, printing, insurance, and environmental adviser, accountant, auditor, and other consultant or adviser expenses and all document duplication, reproduction, and other out-of-pocket expenses) incurred by the Bank in connection with the negotiation and preparation of this Agreement, the other Icmosa Loan Documents, any documents executed or filed in connection herewith; the creation, perfection, protection, and insurance of Liens in and the maintenance of the Collateral and the filing, recording, of any financing statement and all amendments or modifications thereto and any and all other documents or instruments to be filed by the terms hereof; the negotiation or preparation of any and all amendments, modifications, supplements, assignments, consents, waivers, or other documents or instruments related hereto; and the collection of the Icmosa Obligations, or enforcement of this Agreement.

9.11     Notices.                 Except as otherwise specifically provided
herein, whenever this Agreement requires or permits any consent, approval, notice, request, or demand from one party to another, the same must be in writing (including telecopy, telegram, telex, or cable) to be effective and shall be deemed commercially reasonable and to have been given (a) in the case of notice from the Bank to any Obligated Party on the earlier of (i) if by courier, the 3rd (third) Business Day after it is duly delivered, addressed to the party to be notified or, (ii) in the case of notice given by any other means, the Business Day on which it is received or, (b) in the case of notice from any Obligated Party to the Bank on the Business Day it is received. The address of each party hereto is set forth below each party's name on the signature pages hereof. Any Person may change its address of notice by giving notice to all other parties hereto.

9.12     Governing Law.           The execution and fulfillment of this
Agreement, the Promissory Notes and the other Icmosa Loan Documents (other than the Guaranty) shall be governed and construed in accordance to the laws of Mexico, including any action or proceeding in connection with the execution and fulfillment of this Agreement or the Promissory Notes or the other Icmosa Loan Documents (other than the Guaranty) before the competent courts of Mexico or any of its political subdivisions and it contains the entire understanding of the parties.

9.13     Jurisdiction.            The parties hereto agree that any legal
action or proceeding arising out of or relating to this Agreement, the Promissory Notes and the other Icmosa Loan Documents (other than the Guaranty) shall be brought in the courts of Mexico City, Federal District or courts in any jurisdiction where assets of the Borrower and/or the Guarantors may be found, or all of them, as the Bank may elect, and by execution and delivery of this Agreement, the Borrower and the Guarantors hereby submit to and accept with regard to any such action or proceeding against them and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower and the Guarantors expressly waive any other jurisdiction.

9.14     Documentation.           Each party hereto acknowledges that it is
solely responsible for reviewing and approving this Agreement and any other documents to be entered into by it in connection with this transaction, and that it has or will enter into this Agreement and any such other documents solely upon the advice of its own counsel.

9.15     Counterparts.            This Agreement may be executed in any number
of counterparts all of which taken together shall constitute one and the same instrument. This Agreement has been executed in both the English and Spanish languages, both of which shall bind the parties hereto and constitute but one agreement and instrument; provided, however, that in case of doubt as to the proper interpretation or construction of this Agreement, the Spanish text shall be controlling in all cases, except in connection with any legal action or proceeding brought in respect of this Agreement in the competent courts of the United States or any political subdivision thereof, in which case the English text shall be controlling. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including, without limitation, any modifications or supplements hereto) shall be in the English language, or accompanied by a certified Spanish translation thereof.

9.16     Registration.    This Agreement will be registered in the Public
Registry of Commerce of corporate domicile of the Borrower, as required by article 326 of the "Ley General de Titulos y Operaciones de Credito", for which purpose the Borrower will ratify its execution in the presence of a notary public in Mexico.

IN WITNESS WHEREOF, the parties hereto have caused this Revolving Icmosa Loan Agreement with Security Interest ("Contrato de Apertura de Credito Revolvente de Habilitacion o Avio") to be duly executed by their respective officers or agents thereunto duly authorized as of the date first above written.


         The Bank                                     The Borrower


-------------------------------            ----------------------------------
Cooperatieve Centrale                      Grupo Industrial Santa
Raiffeisen-Boerenleenbank B.A.,            Engracia, S.A. de C.V.
"Rabobank Nederland",
New York Branch
BY:                                        BY:
   ----------------------------               -------------------------------
TITLE:                                     TITLE:
      -------------------------                  ----------------------------
ADDRESS:                                   ADDRESS:
        -----------------------                    --------------------------

-------------------------------            ----------------------------------
TELEFAX:                                   TELEFAX:
        -----------------------                    --------------------------



      AgroMark                                            Icmosa


-------------------------------            ---------------------------------
AgroMarK, S.A. de C.V.                     Industrias Citricolas de

BY:                                        Montemorelos, S.A. de C.V.
   ----------------------------
TITLE:                                     BY:
      -------------------------               -------------------------------
TELEFAX:                                   TITLE:
        -----------------------                  ----------------------------
ADDRESS:                                   TELEFAX:
        -----------------------                    --------------------------
                                           ADDRESS:
                                                   --------------------------


                                      Witnesses

-------------------------------            -------------------------------
Name                                       Name